Exhibit 99.2

FOR IMMEDIATE RELEASE

Press Contacts:

Liz DeCastro

Iridium Communications Inc.

+1 (703) 287-7421

liz.decastro@iridium.com

IRIDIUM ANNOUNCES SETTLEMENT WITH MOTOROLA

MCLEAN, Va. – October 1, 2010 – Iridium Communications Inc. (Nasdaq:IRDM) today announced that it has signed a confidential settlement agreement with Motorola, Inc. (NYSE:MOT) that resolves all disputed matters in the lawsuit filed by Motorola in February 2010 in the Circuit Court of Cook County, Ill. against two Iridium subsidiaries.

About Iridium Communications Inc.

Iridium Communications Inc. (www.iridium.com) is the only mobile satellite service (MSS) company offering coverage over the entire globe. The Iridium constellation of low-Earth orbiting (LEO) cross-linked satellites provides critical voice and data services for areas not served by terrestrial communication networks. Iridium serves commercial markets through a worldwide network of distributors, and provides services to the U.S. Department of Defense and other U.S. and international government agencies. The company’s customers represent a broad spectrum of industry, including maritime, aeronautical, government/defense, public safety, utilities, oil/gas, mining, forestry, heavy equipment and transportation. Iridium has launched a major development program for its next-generation satellite constellation, Iridium NEXT. The company is headquartered in McLean, Va., U.S.A. and trades on the NASDAQ Global Market under the ticker symbols IRDM (common stock), IRDMW ($7.00 warrants), IRDMZ ($11.50 warrants) and IRDMU (units).

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